EXHIBIT 99.6

              Mercury Finance Releases Audited 1996 Balance Sheet;
  $70 Million Payment Made on Debt Principal; Agreement Reached with Creditors

     CHICAGO, July 15 /PRNewswire/ -- Mercury Finance Company (NYSE: MFN) today released its 1996 balance sheet, reflecting year-end shareholders' equity of $168.9 million. The company also announced that it made a $70 million payment on the principal of its outstanding debt and brought its interest payments current as part of a comprehensive forbearance and waiver agreement reached with its creditors.

     "There are no major surprises in the 1996 balance sheet," said William A. Brandt, Jr., president and chief executive officer. "After timing adjustments related to the sale of the Lyndon Insurance Group, the shareholders' equity figure is consistent with the estimate that we released to the public and financial community on April 23."

     Separately, Mercury and its creditors signed an agreement under which Mercury made a $70 million payment to reduce the principal of its outstanding debt and brought its interest payments current. The company has also agreed, depending on cash flow, to make additional periodic payments to reduce principal. The creditors pledged not to take action against the company under their debt agreements prior to October 1, 1997, at which time the forbearance agreement may be renewed. Subsequent to the payment Mercury has $933.6 million of debt outstanding.

     The creditors also granted Mercury an extension to September 30 of previously granted waivers, which will permit the company to continue to pledge assets as collateral on its credit facility with the Bank of America. No funds are currently outstanding to the bank under the facility and have not been since the line was repaid in May.

     Company officials reported that the only significant difference between today's balance sheet numbers and the April 23 estimate comes from a decision to book the loss from the Lyndon Insurance sale in the 1997 financial statements rather than 1996. The balance sheet was audited by its independent public accountant, Arthur Andersen LLP. In line with the company's disclosure on April 23, the auditor's opinion contains language questioning Mercury's ability to continue as a going concern.

     Even though the company has issued a 1996 balance sheet, the release of the income statement for the year has been delayed pending the resolution of a variety of timing issues related to the allocation of the recognition of revenues and expenses between the years 1995 and 1996. The company has been engaged in informal discussions with the Securities and Exchange Commission
(SEC) and continues to work with Arthur Andersen LLP and KPMG Peat Marwick, its auditor for the years prior to 1996, to resolve period allocation issues and expedite the release of income statements for 1996 and 1995. The company believes that the work is complicated by the fact that accounting standards for the industry as a whole are in a state of flux and uncertainty. No date for the release of the income statements has been given.

     "These events are all signposts of progress," stated Brandt. "We have a distance to go, but we have come a long way since February. The audited balance sheet gives us a much-needed solid platform from which to address long-term financial solutions," he added. "We are working closely with our creditors and our investment banker to explore various avenues aimed at reestablishing the company's financial footing."

     The company expects to issue results from the first quarter of 1997 in approximately one week.

     Further information on the balance sheet and the forbearance agreement is contained in the company's 8-K filing with the SEC.

Source:  Mercury Finance Company
Contact: Joe Kopec or Jim Fitzpatrick of the Dilenschneider Group, 312-553-0700.



                             MERCURY FINANCE COMPANY
                           Consolidated Balance Sheet
                             (dollars in thousands)


                                                                                               December 31,
                                                                                                   1996

 Assets
     Cash and cash equivalents                                                              $         20,957
     Short-term investments (at amortized cost which approximate
       fair value)                                                                                    43,411
     Investments available-for-sale, at fair value                                                   161,781
     Investments held-to-maturity, at cost (fair value of $8,025)                                      7,765

     Finance Receivables                                                                           1,160,423
       Less allowance for finance credit losses                                                      (97,762)
       Less non refundable dealer reserves                                                           (89,378)
       Finance receivables, net                                                                      973,283

     Deferred income taxes, net                                                                       33,356
     Income taxes receivable                                                                          53,764
     Premises and equipment (at cost, less accumulated depreciation
       of $8,090)                                                                                      7,266
     Goodwill                                                                                         14,463
     Reinsurance receivable                                                                           93,458
     Deferred acquisition costs and present value of future profits                                   62,809
     Other assets (including repossessions)                                                           71,047
       Total assets                                                                         $      1,543,360

 Liabilities and Shareholders' Equity

 Liabilities
     Senior debt, commercial paper and notes                                                $        525,051
     Senior debt, term notes                                                                         488,625
     Subordinated notes                                                                               22,500
     Accounts payable and other liabilities                                                           81,282
     Unearned premium and claim reserves                                                             239,573
     Reinsurance payable                                                                              17,444
       Total Liabilities                                                                           1,374,475

 Contingencies

 Shareholders' Equity
     Common stock -- $1.00 par value per share:
       300,000,000 shares authorized,
       177,719,447 shares outstanding                                                                177,719
     Paid in capital                                                                                   6,539
     Retained earnings                                                                                37,349
     Unrealized appreciation on available-for-sale securities, net of tax                                942
     Treasury stock -- 5,402,957 shares, at cost                                                     (53,664)
       Total Shareholders' Equity                                                                    168,885
       Total Liabilities and Shareholders' Equity                                           $      1,543,360
